EXHIBIT 31






                        [CBI INDUSTRIES, INC. LETTERHEAD]



         November 21, 1995



         VIA TELECOPY

         David H. Chaifetz, Esq.
         Vice President, General Counsel
           and Secretary
         Praxair, Inc.
         39 Old Ridgebury Road
         Danbury, CT    06810-5113

         Dear Mr. Chaifetz:

                   Your letter of November 16, 1995 was apparently writ-ten prior to your receiving or reviewing our Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission on November 16, 1995.

                   Under the plan document relating to the CBI Salaried Employee Stock Ownership Plan (1987) (the "ESOP"), which is filed as Exhibit 15 to the Schedule 14D-9, in the event of a tender offer, the Trustee of the ESOP is to seek, and follow, instructions from ESOP participants to whom Company Stock (as defined) has been allocated as to whether such Company Stock should be tendered. Under the ESOP plan document, allocated Company Stock as to which no instructions are received are to be tendered or not tendered as the Trustee determines to be in the best interests of affected ESOP participants. Under the ESOP plan document, unallocated shares of Company Stock are to be tendered in the same proportion as are allocated shares of Company Stock, with that portion of the unallocated shares that corresponds to the portion of the allocated shares as to which the Trustee has received no instructions being tendered or not tendered as the Trustee determines to be in the best interests of ESOP participants.


                                            Very truly yours,

                                            /s/ Charles O. Ziemer

                                            Charles O. Ziemer, Esq.





         cc:  LaSalle National Trust, N.A.

              Neil T. Anderson, Esq.
                Sullivan & Cromwell

              Gregory K. Brown, Esq.
                Oppenheimer, Wolff & Donnelly